EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-64246, 333-56576, 333-32666, 333-103622, 333-116449 and 333-122708) pertaining to the 1996 Stock Plan, the 1999 Employee Stock Purchase Plan, the 2001 Supplemental Plan, and the 1999 Equity Incentive Plan of Selectica, Inc. of our reports dated June 24, 2005, with respect to the consolidated financial statements of Selectica, Inc., Selectica, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Selectica, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
June 29, 2005